UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Wynn Resorts, Limited

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Filed by Wynn Resorts, Limited

Pursuant to Rule 14a-6(b)

of the Securities Exchange Act of 1934

Commission File No.: 000-50028

Leading Independent Proxy Advisory Firm, Glass Lewis, Recommends that Wynn Resorts, Limited’s Stockholders Vote “FOR” ALL Wynn Resorts Director Nominees on the WHITE Proxy Card

LAS VEGAS, April 13, 2015 -- Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts”, “Wynn” or “the Company”) today announced that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, has recommended that Wynn Resorts stockholders vote “FOR” ALL of Wynn Resorts’ director nominees, Mr. John J. Hagenbuch and Mr. J. Edward Virtue, on the WHITE proxy card at the Company’s Annual Meeting of Stockholders to be held on April 24, 2015.

In its April 10, 2015 report, which supported the Company’s nominees and rejected dissident director Elaine Wynn, Glass Lewis stated1:

•	“Among other things, we believe the board successfully argues that the Dissident’s actions over recent periods -- which notably encompass the submission of litigation discovery requests on Wynn’s independent directors -- indicate that Ms. Wynn’s interests as a significant shareholder and active litigant have increasingly taken priority over her fiduciary duties to all investors.”

•	“…we do believe the board is successful in suggesting Ms. Wynn’s increasingly distinct interests as a shareholder of the Company have potentially impinged upon her ability or willingness to act solely as a fiduciary for independent investors.”

•	“[W]e believe there remains sufficient clarity around the impact of Ms. Wynn’s lawsuit on core board functions, which, in our view, is the issue of primacy here…. We believe this matter reflects very poorly on the benefits investors are likely to realize through Ms. Wynn’s continued access to -- and participation in -- the Wynn board room.”

•	“Given the totality of our concerns in this regard and the absence of what we would consider to be sound arguments that the board arrived at its present determination on questionable grounds, we believe Wynn investors should support the incumbent nominees at this time. Accordingly, we recommend shareholders vote FOR all management nominees.”

Commenting on the Glass Lewis report, Wynn Resorts issued the following statement:

We are pleased that Glass Lewis recommends that Wynn Resorts stockholders vote on the WHITE proxy card. Glass Lewis’ endorsement reaffirms the Board’s recommendation that Wynn Resorts’ stockholders vote FOR the Company’s two highly-qualified director nominees, Messrs. Hagenbuch and Virtue.

As stated in the Company’s definitive proxy statement, over the coming year, the Corporate Governance Committee intends to search for new independent director candidates and, upon identifying suitable director candidates, expects to increase the Board’s size accordingly. Further, the Corporate Governance Committee intends to prioritize women and diverse candidates in its search, and will name one or more diverse directors to the Board by the end of 2015.

[1]	Permission to use quotations neither sought nor obtained

We urge Wynn Resorts stockholders to follow the recommendation of Glass Lewis by voting “FOR” ALL of Wynn Resorts’ director nominees on the WHITE proxy card today.

Wynn Resorts’ stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR MR. JOHN J. HAGENBUCH AND MR. J. EDWARD VIRTUE, THE TWO DIRECTOR NOMINEES NAMED IN THE COMPANY’S PROXY STATEMENT, AND ON THE OTHER MATTERS AS RECOMMENDED IN THE COMPANY’S PROXY STATEMENT. PLEASE VOTE THE WHITE PROXY CARD OR FOLLOW THE DIRECTIONS ON THE WHITE PROXY CARD TO VOTE YOUR SHARES.

The Board of Directors strongly urges stockholders not to return or otherwise vote any gold proxy card sent from Ms. Elaine Wynn.

If stockholders have any questions about how to vote their shares on the WHITE proxy card, or need additional assistance, they should contact the firm assisting Wynn Resorts in the proxy solicitation:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call Toll-Free: (877) 732-3619

Banks and Brokers Call Collect: (212) 269-5550

Email: wynn@dfking.com

ABOUT WYNN RESORTS

Wynn Resorts, Limited (Nasdaq: WYNN) is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com) and Wynn and Encore Macau (www.wynnmacau.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 186,000 square feet of casino space, 34 food and beverage outlets featuring signature chefs, two award-winning spas, an on-site 18-hole golf course, meeting space, a Ferrari and Maserati dealership, approximately 99,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club.

Wynn and Encore Macau is a destination casino located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 280,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 57,000 square feet of retail space, recreation and leisure facilities, including two health clubs, two spas and a pool.

Contacts:

Investors	Media

Mark Strawn	Michael Weaver
Wynn Resorts	Wynn Resorts
(702) 770-7554	(702) 770-7501

Jordan Kovler	Joele Frank or Kelly Sullivan
D.F. King & Co., Inc.	Joele Frank, Wilkinson Brimmer Katcher
(212) 493-6990	(212) 355-4449